Exhibit 1.4
AMENDMENT TO SUBORDINATION AGREEMENT
          THIS AMENDMENT TO SUBORDINATION AGREEMENT (this “Amendment”), dated as of November 16, 2009, is between PNC BANK, NATIONAL ASSOCIATION (the “Bank”), H. F. LENFEST (the “Subordinated Lender”) and ENVIRONMENTAL TECTONICS CORPORATION, a Pennsylvania corporation (“Company”).
B A C K G R O U N D:
          A. The Bank, the Subordinated Lender and the Company entered into that certain Second Amended and Restated Subordination and Intercreditor Agreement dated as of April 23, 2009 (the “Subordination Agreement”) to subordinate the Company’s indebtedness and liens granted to the Subordinated Lender to the Company’s indebtedness and liens granted to the Bank.
          B. The Company has requested that the Bank provide a new secured line of credit for the issuance of letters of credit.
          C. The Bank, the Subordinated Lender and the Company wish to amend the Subordination Agreement to confirm the subordination of the Company’s indebtedness and liens granted to the Subordinated Lender to the Company’s indebtedness and liens granted to the Bank under the new line of credit.
          NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
          1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein, including in the foregoing Background section, and defined in the Subordination Agreement are used herein as therein defined.
          2. Amendment to the Subordination Agreement.
               (a) Section 1 of the Subordination Agreement is hereby amended by inserting the new defined terms “July 2009 Loan Agreement”, “July 2009 Loan Documents”, “November 2009 Loan Agreement” and “November 2009 Loan Documents,” reading in full as follows:
     ‘“July 2009 Loan Agreement’ shall mean the amended and restated Letter Agreement, dated July 2, 2009, between Company and Bank, as the same may be amended, supplemented, modified or restated from time to time.”
     ‘“July 2009 Loan Documents’ shall have the meaning given to the term ‘Loan Documents’ in the July 2009 Loan Agreement.”
     ‘“November 2009 Loan Agreement’ shall mean the Letter Agreement, dated November         2009, between Company and Bank, as the same may be amended, supplemented, modified or restated from time to time.”

     ‘“November 2009 Loan Documents’ shall have the meaning given to the term ‘Loan Documents’ in the November 2009 Loan Agreement.”
               (b) Section 1 of the Subordination Agreement is hereby amended by amending and restating the defined terms “Loan Agreement” and “Senior Lending Agreements” to read in full as follows:
     ‘“Loan Agreement’ shall mean the July 2009 Loan Agreement and the November 2009 Loan Agreement collectively.
     ‘“Senior Lending Agreements’ shall mean collectively the July 2009 Loan Agreement, the July 2009 Loan Documents, the November 2009 Loan Agreement and the November 2009 Loan Documents, together with any other agreements, documents and instruments at any time evidencing, securing or related to the Senior Indebtedness, each as from time to time in effect.”
               (c) Section 1 of the Subordination Agreement is hereby amended by deleting the amount “$20,000,000” in the defined term “Senior Indebtedness” and substituting in lieu thereof the amount “$25,442,405.”
          3. Ratification; References; No Waiver. Except as expressly amended by this Amendment, the Subordination Agreement shall continue to be, and shall remain, unaltered and in full force and effect in accordance with its terms. This Amendment does not and shall not be deemed to constitute a waiver by the Bank of any of the Bank’s rights or remedies.
          4. Miscellaneous.
               (a) Expenses. The Company agrees to pay all of the Bank’s reasonable out-of-pocket expenses incurred in connection with the preparation, negotiation and execution of this Amendment including, without limitation, the reasonable fees and expenses of Ballard Spahr LLP.
               (b) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
               (c) Successor and Assigns. The terms and provisions of this Amendment shall be binding upon and shall inure to the benefit of the Bank and the Subordinated Lender and their respective heirs, successors and assigns.
               (d) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.
               (e) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.
               (f) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

PNC BANK, NATIONAL ASSOCIATION

By: Name:	/s/ John M. DiNapoli John M Dinapoli
Title:	Senior Vice President

H. F. LENFEST

By:	/s/ H.F. Lenfest

Name:	H.F. Lenfest

ENVIRONMENTAL TECTONICS CORPORATION

By:	/s/ Duane D. Deaner
Name:	Duane D. Deaner
Title:	C.F.O.